Exhibit 10.12

CONFIDENTIAL SEVERANCE AGREEMENT AND GENERAL RELEASE OF CLAIMS

THIS CONFIDENTIAL SEVERANCE AGREEMENT AND GENERAL RELEASE OF CLAIMS (this “Release”) is between Martin L. Ryan (the “Employee”) and Montauk Energy Holdings, LLC, a Delaware limited liability company (“Montauk”) with its principal offices located at 680 Andersen Drive, Suite 580, Pittsburgh, PA 15220.

WHEREAS, Employee is party to an Employment Agreement with Montauk dated as of April 1, 2017 (“Employment Agreement”) pursuant to which Employee served as President and Chief Executive Officer of Montauk at its corporate headquarters in Pittsburgh, Pennsylvania which provides Employee with certain severance benefits upon termination of employment (the “Severance Benefits”);

WHEREAS, the Board of Directors of each of Montauk and Montauk’s parent company, Montauk Holdings USA, LLC, have waived the requirement of Section 8(a)(vi) of Employee’s Employment Agreement and deemed that Employee provided proper notice of his resignation in accordance with the Employment Agreement;

WHEREAS, Employee’s last day worked at Montauk is September 30, 2019 (the “Last Day Worked”), and Employee’s employment with Montauk has ended effective September 30, 2019 (the “Separation Date”);

WHEREAS, Employee is a participant hi the Montauk Holdings Limited Restricted Stock Plan for U.S. Affiliates effective October 29, 2015 (the “Restricted Stock Plan”) pursuant to which Employee was awarded 646,400 shares of restricted stock in Montauk Holdings Limited under the Restricted Share & Severance Award Agreement dated March 31, 2016 (the “Restricted Stock Grant”) in exchange for Employee’s waiver of rights in connection with the Montauk Energy Capital, LLC 2006 Long-Term Incentive Plan (the “2006 LTIP”) and the Montauk Energy Holdings, LLC Long-Term Executive Incentive Plan dated as of April 1, 2012 (the “LTEIP”);

WHEREAS, Employee is a participant in the Montauk Holdings Limited Employee Share Appreciation Rights Scheme for U.S. Affiliates dated October 29, 2015 (the “SARs Plan”) pursuant to which Employee was awarded rights in the appreciation value in 300,000 shares in Montauk Holdings Limited on December 11, 2015, 125,000 shares on October 26, 2016, and 421,798 shares on June 3, 2019 (collectively, the “SARs Option Grant”);

WHEREAS, on March 5, 2019, Employee exercised his option to receive the appreciation value of 100,000 shares in connection with the SARs Option Grant.

NOW, THEREFORE, in consideration of the foregoing, the promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, and intending to be legally bound, Montauk and Employee hereby agrees as follows:

1.	Severance Benefits.

(a) If Employee enters into this Release, does not revoke this Release (as described in Section 9 below), and complies with the terms of this Release, Employee will be entitled to the following:

i.

Montauk will continue to pay Employee his current base salary for a period of twelve (12) months following the Separation Date (the “Severance Period”). The parties acknowledge that the aggregate gross amount of base salary payable to Employee is $260,000. Base salary payments will be made in accordance with Montauk’s customary payroll practices.

ii.

Employee and his eligible dependents will be entitled to continue to participate in Montauk’s group medical plan for a period of twelve (12) months following the Separation Date, subject to Employee’s payment of any applicable premium in the amount required to be paid by active employees participating in similar coverage. Employee has provided proper notice of Employee’s desire to participate in Montauk’s group medical plan.

iii.

As of the Effective Date, Employee’s SARs Option Grant will be deemed fully-vested and exercisable with respect to the entire remaining amount of 746,798 share appreciation rights, subject to all applicable terms and conditions of the SARs Plan and the applicable award agreement.

iv.

As of the Effective Date, Employee’s Restricted Stock Grant will be deemed fully-vested and nonforfeitable with respect to 646,400 shares, subject to all applicable terms and conditions of the Restricted Share Plan and the applicable award agreement.

v.	Montauk will pay any incentive compensation due Employee on a pro rata basis for the period of April 1, 2019 through the Separation Date.

vi.	Reimbursement of any outstanding expense reports.

vii.	Retention of mobile phone and Dell laptop computer.

(b) Montauk will deduct, from the Severance Benefits, withholdings required under applicable federal, state, local and foreign law.

(c) Employee acknowledges and agrees that (i) the Severance Benefits described in Section 1(a) are adequate consideration, and (ii) as of the date that Employee signs this Release, except for accrued base salary, accrued but unused vacation through the Separation Date, and accrued but unpaid bonus for any completed fiscal year, Employee has been paid all wages and received all benefits which Employee has earned or is otherwise entitled to under any plan, policy, arrangement, or payroll practice.

(d) If Employee does not sign and deliver the Release in the time period described in Section 9, or if Employee revokes the Release during the Revocation Period, then Employee will not be entitled to receive the Severance Benefits, and Montauk shall not have any further obligations to Employee under this Release or otherwise, except as required by applicable law.

(e) If Employee breaches Employee’s obligations under Section 4 or Section 7 of this Release (all of which are material terms of this Release), Montauk shall immediately notify Employee of such breach and Employee shall be provided a period of seven (7) days to cure such breach. In the event that Employee does not respond or does not cure such breach, then, in addition to any and all other remedies available to it, Montauk may immediately suspend payment of any Severance Benefits that Montauk has not paid as of the time of Montauk’s discovery of the breach. Upon a final decision by a court of competent jurisdiction that Employee has breached Employee’s obligations under Section 4 or Section 7 of this Release, Montauk may terminate any payments of Severance Benefits and Employee will repay, to Montauk, the amount of any and all Severance Benefits that Employee has received from Montauk, In die event that a court of competent jurisdiction finds that Employee has not breached his obligations under Section 4 or Section 7 of this Release, Montauk shall pay any unpaid Severance Benefits to Employee. To the extent that Montauk suspended any Severance Benefit payments, such suspended amount will be paid in a lump sum, less applicable withholdings, within fourteen (14) days of a finding by such court, and Montauk shall thereafter resume Severance Benefit payments in accordance with Section 1(a).

(f) Employee acknowledges and agrees that (i) except as otherwise set forth in this Release, Employee is not entitled to any other compensation or benefits from Montauk (including without limitation under the Employment Agreement (including the Severance Benefits), any equity based plan or any severance or retirement compensation or benefits under any plan, policy, or arrangement), and, (ii) as of and after the Separation Date, Employee will not be eligible to participate in, accrue service credit or have contributions made on Employee’s behalf under any employee benefit plan sponsored by Montauk or its subsidiaries or affiliates (including without limitation any defined benefit pension plan) for any period after the Separation Date.

(g) Employee acknowledges and agrees that, except as otherwise set forth in this Release, Employee is not entitled to any other compensation or benefits from Montauk (including without limitation under the Employment Agreement (including the Severance Benefits), LTEIP, SARs Plan, the 2006 LTIP, any equity based plan or any severance or retirement compensation or benefits under any plan, policy or arrangement including the SARs Option Grant), and, as of and after the Separation Date, Employee shall no longer participate in, accrue service credit or have contributions made on Employee’s behalf under any employee benefit plan sponsored by Montauk or its subsidiaries or affiliates (including without limitation any defined benefit pension plan) in respect of periods commencing on and following the Separation Date. Employee acknowledges that he has no vested right to exercise any appreciation rights under the SARs Option Grant and that his rights and interests under the SARs Option Grant shall be forfeited and of no further effect as of the Separation Date.

(h) Employee acknowledges and agrees that he has forfeited any rights with respect to any Class B Units held by Employee pursuant to the Restricted Membership Unit Agreement, dated May 22, 2007, and the Third Amended and Restated Limited Liability Company Agreement of Montauk Energy Capital, LLC dated as of November 23, 2010, and that such Class B Units are deemed cancelled, redeemed by the Company, and . of no further force and effect.

2.	Timing of Separation.

Effective as of the Separation Date, (i) Employee’s employment with Montauk has terminated, and (ii) Employee shall be deemed to have resigned from any and all titles, positions, and appointments Employee holds with Montauk, whether as an officer, manager, director, employee, consultant, independent contractor or otherwise, in Montauk and any of its subsidiaries or affiliates. Effective as of the Last Day Worked, Employee shall have no authority to act on behalf of Montauk or any of its subsidiaries or affiliates and shall not hold himself out as having such authority, enter into any agreement or incur any obligations on behalf of Montauk, or otherwise act in an executive or other decision-making capacity with respect to Montauk. Employee agrees to execute such documents as Montauk, in its sole discretion, shall reasonably deem necessary to effect such resignations.

3.	Release.

(a) Employee hereby unconditionally and absolutely releases Montauk and its shareholders (including Montauk Holdings USA LLC and Montauk Holdings Limited), subsidiaries, affiliates, successors, assigns and all of their respective directors, managers, officers, partners, members, managers, employees, trustees (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities), representatives or agents, and each of their affiliates, successors and assigns (each a “Released Party” and collectively the “Released Parties”) from any and all rights and claims that arose prior to Employee’s signing of this Release. The release and waiver under this Release is intended to have the broadest application. The rights and claims that Employee hereby releases include, but are not limited to any and all claims for violation of Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, tire Pennsylvania Wage Payment and Collection Law, the Pennsylvania Minimum Wage Act, the Pennsylvania Human Relations Act, or any other federal, state, or local statute, regulation, or common law theory, all claims for reprisal, whistleblowing or retaliation under federal, state or local law, any and all claims that involve or in any way relate to Employee’s employment with Montauk and the separation of Employee’s employment with Montauk, and all other losses, liabilities, claims, charges, demands, and causes of actions, claims for attorney’s fees, costs, expenses, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with Montauk. The parties declare and represent that they intend this Release to be complete and not be subject to any claim of mistake, and that the Release in this Release constitutes a final, full and complete release.

(b) Notwithstanding anything in Section 3(a) to the contrary, Employee does not waive or release claims with respect to (i) any rights Employee may have, to any payments or benefits under’ this Release (including the Severance Benefits), (ii) enforcement of this Release, (iii) any right or claim that Employee is legally prohibited from releasing, (iv) any right or claim to challenge the validity of this Release under the ADEA, (v) any actions or omissions of any Released Party after the date Employee signs this Release, (vi) any accrued vested benefits under Montauk’s 401(k) plan, subject to the terms and conditions of such plan and applicable law, and (vii) any rights or claims Employee may have for unemployment compensation or workers’ compensation benefits, if applicable (collectively, the “Employee Unreleased Claims”).

(c) Employee acknowledges that Employee has not filed any complaint, charge, claim or proceeding (each individually a “Proceeding”) against any of the Released Parties before any local, state or federal agency, court or other body. Employee represents that Employee is not aware of any facts or basis on which such a Proceeding could reasonably be instituted. Employee (i) acknowledges and agrees that Employee will not initiate or cause to be initiated on Employee’s behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right Employee may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Notwithstanding the above, nothing in Section 3 of this Release is intended to or does prevent Employee from initiating or participating in an investigation or proceeding conducted by the EEOC or comparable state or local agency.

(d) Employee acknowledges that, by signing this Release, except for the Employee Unreleased Claims, the Employee is forever giving up the tight to recover damages or other relief on the claims being released in this Release.

4.	Restrictive Covenants; Cooperation.

(a) Employee agrees to provide reasonable cooperation and assistance in connection with any matter that relates to events that occurred during Employee’s employment with Montauk about winch Employee may have relevant information (including but not limited to furnishing relevant and truthful information and materials to Montauk or its designee and/or providing truthful testimony). Employee agrees to provide such cooperation and assistance upon reasonable notice by Montauk and without the necessity of Montauk obtaining a subpoena or court order. The Company agrees to pay or reimburse Employee tor reasonable out-of-pocket expenses and costs that he incurs in assisting the Company in its defense or prosecution of claims or charges. The Company shall provide Employee with compensation at the rate of $200.00 per hour for services that Employee provides pursuant to this Section 4(a) of the Agreement.

(b) Employee will not voluntarily assist a party opposing the Released Parties in any present, potential, or future legal or administrative proceedings by or against the Released Parties. Employee will provide information to a party opposing the Released Parties in any present, potential, or future legal or administrative proceedings by or against the Released Parties only pursuant to and to the extent required by subpoena or order of court. Employee will promptly provide written notification to Montauk’s General Counsel concerning any subpoena or order of court that Employee receives relating to this Release or to any other matter concerning Montauk’s business.

(c) Employee will not, in writing or orally, directly or indirectly disparage, defame or make any untrue, negative or critical statements regarding any of the Released Parties with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) untrue, disparaging, negative or critical statements or take any action which a reasonable person would expect, directly or indirectly, to impair the good will, business reputation or good name of any of the Released Parties. Nothing in this Section 4(c) is intended to or does prevent or impair Employee from pleading or testifying, to the extent that Employee reasonably believes his or her pleadings or testimony to be true, in any legal or administrative proceeding if such testimony is compelled by law or other legal process, or from otherwise complying with legal requirements.

(d) The Released Parties will not, in writing or orally, directly or indirectly disparage, defame or make any untrue, negative or critical statements regarding Employee with respect to any of his past or present activities, or otherwise publish (whether in writing or orally) untrue, disparaging, negative or critical statements or take any action which a reasonable person would expect, directly or indirectly, to impair the business reputation or good name of Employee.

5.	Severability; Validity; Waiver.

(a) If any provision of tills Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(b) The waiver by either party of a breach of any provision of this Release shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach of the Release.

6.	Governing Law; Resolutions of Disputes.

(a) This Release shall be governed by and construed under the laws of the Commonwealth of Pennsylvania without regard to principles of conflicts of law, except as preempted by Federal law.

(b) All claims, action, suits, hearings, investigations or proceedings relating to or arising under or in connection with this Release (collectively, the “Litigation”) must be brought only in the federal or state courts located in Pittsburgh, Pennsylvania, which will have exclusive jurisdiction to resolve any Litigation, and Employee irrevocably consents to the jurisdiction of those courts for any Litigation. Employee irrevocably and unconditionally waives, to the fullest extent Employee may legally and effectively do so, any objection that Employee may now or hereafter have to personal jurisdiction or the laying of venue of any Litigation in the courts located in Pittsburgh, Pennsylvania. Employee hereby irrevocably waives, to the fill lest extent permitted by applicable law, the defense of any inconvenient forum to the maintenance of such Litigation in any such court.

(c) WAIVER OF JURY TRIAL: THE PARTIES IRREVOCABLY WAIVE ANY AND ALL RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS RELEASE OR ANY TRANSACTIONS CONTEMPLATED IN CONNECTION WITH THE RELEASE. THE PARTIES ACKNOWLEDGE THAT THIS FOREGOING WAIVER OF JURY TRIAL IS KNOWING AND VOLUNTARY.

7.	Confidentiality; Return of Property.

(a) Employee agrees not to disclose or discuss, directly or indirectly, this Release or the terms of this Release with anyone other than Employee’s spouse, attorney or financial advisors unless compelled by law or other legal process to do so. Moreover, if the provisions and this Release are to be disclosed by Employee to any such persons, Employee must first inform the person that the Release is confidential and is not to be further disclosed.

(b) For purposes of this Release, “Confidential Information” shall mean all information disclosed to Employee or known by Employee as a consequence of or through Employee’s employment, that is not generally known in the industry in which Montauk and/or any Released Party is or may become engaged and about Montauk’s or any such Released Party’s business, customers, products, processes, and services, including, but not limited to, proprietary information and trade secrets of Montauk and tire Released Parties, and information relating to, engineering, customer lists, customer requirements, business methods or practices, training and training programs, and the documentation thereof, and proprietary information and trade secrets of Montauk and the Released Parties.

(c) Employee acknowledges that all Confidential Information is, and shall at all times remain, the property of Montauk and the Released Parties. Except as may be required by law or legal process, Employee will not directly or indirectly use, divulge, disseminate or disclose any Confidential Information without having first obtained written permission from the Chief Executive Officer or General Counsel of Montauk.

(d) Employee represents and affirms that Employee has returned all Montauk property in Employee’s possession or under Employee’s control, including, but not limited to, keys, files, records, documents (and any copies thereof), Confidential Information, and any and all other materials and equipment in Employee’s possession or under Employee’s control; provided, however, that the parties have agreed to allow Employee to retain his smart phone and laptop computer (which has been purged of any Company Confidential Information). Employee agrees not to retain, in hard copy form or on any personal computer, any information, files, records, or documents relating to the business of Montauk, including but not limited to Confidential Information, and further agrees that Employee has left at and for the use of Montauk, fully intact and not compromised in any way, all electronic files, records, and documents in existence at Montauk as of the Separation Date or stored on any of its computers, servers, or other equipment, including those which Employee developed or helped develop during Employee’s employment with Montauk.

8.	Entire Understanding; Headings.

(a) This Release is not intended to supersede and does not supersede any confidentiality agreement between Employee and Montauk, including but not limited to the Confidentiality Agreement that Employee entered into in connection with Employee’s employment with Montauk. This Release otherwise represents the entire agreement between Employee and Montauk regarding the subject matter of tills Release, and the Released Parties have made no written or oral representations or promises to, or agreements with, Employee other than the promises and agreements made by Montauk in this Release. This Release may not be modified or amended, nor may any rights under it be waived, except in a writing signed and agreed to by Montauk and Employee specifically referencing the provision being changed or modified.

(b) The Section headings contained in this Release are included solely for convenience of reference and do not in any way affect the meaning or interpretation of any of the provisions of this Release.

9.	Revocation; Employee Acknowledgements.

(a) Employee understands and acknowledges that he has up to twenty-one (21) days in which to review, consider, and sign this Release (the “Review Period”). Employee is not required to but may voluntarily sign this Release prior to the expiration of the Review Period; provided, however, that Employee is not permitted to sign tins Release prior to the Separation Date. If Employee wishes to enter into this Release, Employee must sign the Release and return the Release to James W. Wallace, General Counsel, Montauk Energy Holdings, LLC, 680 Andersen Drive, Suite 580, Pittsburgh, Pennsylvania 15220. If Employee fails to sign and return the Release to Mr. Wallace on or before October 21, 2019, the offer of the Severance Benefits shall be null and void.

(b) Employee shall have seven (7) calendar days after signing this Release to revoke it (the “Revocation Period”). If Employee does not revoke the Release during the Revocation Period, this Release shall become effective and enforceable upon the expiration of the Revocation Period without a revocation by Employee (the “Effective Date”). If Employee wishes to revoke the signed Release, such revocation shall be delivered prior to the expiration of the Revocation Period in writing to Montauk to the attention of the General Counsel at Montauk Energy Holdings, LLC, 680 Andersen Drive, Suite 580, Pittsburgh, Pennsylvania 15220.

(c) Prior to signing this Release, Employee is advised by Montauk to consult with an attorney prior to signing the Release. Employee acknowledges that Employee has entered into this Release knowingly and voluntarily and with full knowledge and understanding of the provisions of this Release after being given the opportunity to consult with counsel and has not been forced or pressured in any manner whatsoever to sign this Release.

(d) Employee represents that in entering into this Release, Employee is not relying on any statements or representations made by any of the Released Parties, including Montauk’s directors, officers, employees or agents, which are not expressly set forth in this Release, and that Employee is relying only upon Employee’s own judgment and any advice provided by Employee’s attorney.

(e) Employee further acknowledges that the Severance Benefits offered in this Release are payments and benefits to which Employee would not otherwise be entitled if Employee did not enter into this Release.

(f) It is expressly understood and agreed that by entering into this Release, Montauk does not admit in any way that it has treated Employee unlawfully or wrongfully. To the contrary, Montauk believes that, in its employment of and termination of the employment of Employee, it has acted lawfully and fairly, and Montauk expressly denies that it has violated any of Employee’s rights or harmed Employee in any way.

[Signature page follows]

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed and delivered this Confidential Severance Agreement and Release of Claims on the dates written below.

October 8, 2019 Date	/s/ Martin L. Ryan Martin L. Ryan

MONTAUK ENERGY HOLDINGS, LLC

October 8, 2019	By:	/s/ James W. Wallace
Date	James R. Wallace Name
Vice President Title